Exhibit 99.1

Jackson Acquisition Company Announces the Separate Trading of its Class A Common
Stock and Redeemable Warrants Commencing January 31, 2022

ALPHARETTA, GEORGIA;  January 28, 2022 — Jackson Acquisition Company (NYSE: RJAC.U) (the “Company”) today announced that,  commencing January 31, 2022, holders of the units (the “Units”) sold in the Company’s initial public offering completed on December 13, 2021 may elect to separately trade the shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and the Company’s redeemable warrants included in the Units. Each Unit consists of one share of Class A Common Stock and one-half of one redeemable warrant.  Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.  The shares of Class A Common Stock and whole warrants that are separated will trade on the New York Stock Exchange (the “NYSE”) under the symbols “RJAC” and “RJAC.WS,” respectively. Those Units not separated will continue to trade on the NYSE under the symbol “RJAC.U.” Holders of the Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into shares of Class A Common Stock and warrants.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Jackson Acquisition Company

Jackson Acquisition Company is a special purpose acquisition Company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry or geographic location, the Company intends to concentrate its search on businesses with a focus on healthcare services, healthcare technology, or otherwise focused on the healthcare industry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for and/or completion of an initial business combination. No assurance can be given that the Company will complete an initial business combination. Forward-looking statements are subject to numerous risks, conditions and other uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Richard L. Jackson
Jackson Acquisition Company
678-690-1079